Exhibit 10.2

LASERCARD CORPORATION
NOTICE OF RESTRICTED STOCK AWARD

Robert T. DeVincenzi

You have been awarded Restricted Shares of Common Stock of LaserCard Corporation, a Delaware corporation (the “Company”), on the following terms and pursuant to such other terms and conditions as are set forth in the Restricted Stock Award Agreement and the LaserCard Corporation 2004 Equity Incentive Compensation Plan, as amended (the “Plan”), both of which are attached to and made a part of this document.  Certain capitalized terms used in this Notice of Restricted Stock Award are defined in the Plan.

Date of Grant:	06/02/2008

Total Number of Shares Awarded:	20,000

Fair Market Value per Share:	$7.115

Total Fair Market Value Of Award:	$142,300.00

Vesting Schedule:	The Restricted Shares granted shall vest in accordance
with the following schedule, subject to your continuous
common-law employment with the Company or a Sub-
sidiary: 25% of the Restricted Shares shall vest on each
of the first, second, third, and fourth anniversaries of
the Date of Grant of their award.

By your signature below, you acknowledge receipt of a copy of the Plan, and agree that (a) these Restricted Shares are granted under and governed by the terms and conditions of the Plan and the Restricted Stock  Award Agreement; (b) you have carefully read, fully understand and agree to all of the terms and conditions described in the attached Restricted Stock Award Agreement and the Plan; (c) you understand and agree that this Notice of Restricted Stock Award, including the attached Restricted Stock Award Agreement and Plan, constitutes the entire understanding between you and the Company regarding this Award, and that any prior agreements, commitments or negotiations concerning this Award are replaced and superseded; (d) you have been given an opportunity to consult legal counsel with respect to all matters relating to this Award prior to signing this Notice of Restricted Stock Award and that you have either consulted such counsel or voluntarily declined to consult such counsel; and (e) you have received a copy of a prospectus covering the Plan.

LaserCard Corporation

/Robert T. DeVincenzi	By	/s/Bernard C. Bailey
Robert T. DeVincenzi		Bernard C. Bailey, Chairman of the Board

July 3, 2008	July 2, 2008
Date	Date

LaserCard Corporation

RESTRICTED STOCK AWARD AGREEMENT

Governing Terms
The Restriced Stock Award is not granted under the Corporation’s 2004 Equity Incentive Compensation Plan, as amended (the “Plan”); however, unless otherwise defined in this Agreement, the definitions contained in Section 2 of the Plan are hereby incorporated by reference.  Since the Restriced Stock Award is not covered by the S-8 Registration Statement governing the Plan, the Corporation agrees to prepare and file with the Securities and Exchange Commission at its expense an S-8 Registration Statement covering the Restriced Stock Award and the shares of Common Stock available upon its vesting.

Vesting
The Restricted Shares that you are receiving will vest in installments, as shown in the Notice of Restricted Stock Award, subject to any applicable change in control agreement (or other agreement affecting vesting) between you and the Company. No additional shares will vest after your Service has terminated for any reason.

Forfeiture
If your Service terminates for any reason, then your Restriced Shares will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of termination.  This means that the unvested Restricted Shares will immediately revert to the Company.  You receive no payment for Restricted Shares that are forfeited. The Company determines when your Service terminates for this purpose.

Leaves of Absence
For purposes of this Award, your Service does not terminate when you go on a military leave of absence, a sick leave of absence or another bona fide leave of absence, if the leave of absence was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. Your Service will terminate when the approved leave of absence ends unless you immediately return to active work.

Unvested Shares Not Transferable	Except to the extent permitted by the Committee, you may not sell, transfer, pledge or otherwie dispose of unvested Restricted Shares.

Form of Payment	No payment is required for the Restricted Shares that you are receiving.

Stock Certificates
The certificates for the Restricted Shares have stamped on them a special legend referring to the forfeiture restrictions. In addition to or in lieu of imposing the legend, the Company may hold the certificates in escrow. As your vested percentage increases, you may request (at reasonable intervals) that the Company release to you a non-legended certificate for your vested shares. Alternatively, at the election of the Company, and subject to the vesting and other requirements and limitations described in this Agreement, Restricted Shares may be recorded in book entry form with the transfer agent, with the book entry while the Restricted Shares are unvested, having an appropriate notation referring to the forfeiture and non-transferability conditions.

RSA Out of Plan 20K DeVincenzi		Page 1 of 2
LaserCard Corporation Restricted Stock Award Agreement

Withholding Taxes and Stock Withholding
No stock certificates representing Restricted Shares will be distributed to you (nor will notations referring to the forfeiture and non-transferability conditions be removed from book entries) unless any withholding taxes that may be due as a result of this award or the vesting of the Restricted Shares have been paid. By signing this Agreement, you authorize the Company or your actual employer to withhold all applicable withholding taxes legally payable by you. The Company shall withhold Restricted Shares that otherwise would be distributed to you when they vest to satisfy the withholding obligation, but not in excess of the number of shares necessary to satisfy the minimum withholding amount. The Fair Market Value of these shares, determined as of the date when taxes otherwise would have been withheld in cash, will be applied to the withholding taxes.

Restrictions on and Notice of Resale
By signing this Agreement, you agree not to sell any shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as you are an employee, consultant or director of the Company or a subsidiary of the Company.

Retention Rights
Neither your Award nor this Agreement gives you the right to be retained by the Company or a subsidiary of the Company in any capacity. The Company and its subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Stockholder Rights
During the period of time between the date of grant and the date the shares become vested, you shall have all the rights of a shareholder with respect to the shares except for the right to transfer the shares, as set forth in this Agreement. Accordingly, you shall have the right to vote the shares and to receive any cash dividends paid with respect to the shares.

Adjustments
In the event of a stock split, a stock dividend or a similar change in Company stock, the number of shares covered by this Award shall be adjusted pursuant to the Plan. If the Company is a party to a merger or other reorganization, this Award will be subject to the agreement of merger or reorganization, which must provide for the treatment of this Award as required by Section 12(c) of the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware (without regard to their choice-of-law provisions).

The Plan and Other Agreements
For convenience, the terms of the Plan are incorporated into this Agreement by reference and shall be definitive as to their subject matter. All capitalized terms in the Restricted Stock Award Agreement shall have the meanings assigned to them in the Plan. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded. This Agreement may be amended only by another written agreement, signed by both parties.

BY SIGNING THE NOTICE OF RESTRICTED STOCK AWARD ACCOMPANYING THIS AGREEMENT,
YOU AGREE TO ALL OF THE TERMS AND CONDITIONS
DESCRIBED ABOVE AND IN THE PLAN.

RSA Out of Plan 20K DeVincenzi		Page 2 of 2
LaserCard Corporation Restricted Stock Award Agreement